SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 30, 2004

CHEMBIO DIAGNOSTIC, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-85787	88-0425691
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant’s Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

Chembio Diagnostics, Inc. ("CDI") has received a $708,050 purchase order from Bio-Manguinhos to supply HIV 1/2 Stat-Pak components to manufacture rapid tests for the domestic Brazilian marketplace. Bio-Manguinhos, a significant Brazilian manufacturer of vaccines and an affiliate entity of the Brazilian Ministry of Health, will assemble these rapid tests, which detect HIV antibodies, and provide them to the Brazilian HIV/AIDS agency (DST/AIDS) as part of the Prevention of Mother to Child Transmission (PMTCT) program. Chembio is scheduled to complete this order for Bio-Manguinhos by the end of the year.

This purchase order follows from the recent approval of the Bio-Manguinhos branded version of HIV 1/2 Stat-Pak by the Brazilian National Monitoring Agency (Agencia Nacional de Vigilancia Sanitaria) ANVISA for use and distribution in Brazil. In February, Chembio Diagnostics Systems, Inc., a subsidiary of CDI, signed a 13-year technology transfer and supply agreement ("Agreement")with Bio-Manguinhos. The Agreement supports the request from the Brazilian Ministry of Health and National AIDS Control Organization to provide the Brazilian population with a domestically manufactured HIV rapid test.

During the first three years of this Agreement, Chembio will transfer technology and provide training to enable Bio-Manguinhos to produce Chembio’s HIV rapid test product locally. The Agreement includes a commitment to purchase at least one million of Chembio’s HIV 1/2 Stat-Pak rapid tests for the public health market in Brazil. Over the following 10-year period, Chembio will receive royalties based on sales of the product. With this current order, the contractual commitment for the first year of the contract has been met.

ITEM 9.01. Financial Statements and Exhibits

99.1     Press Release Dated November 29, 2004 and released on the same day.
99.2     Press Release Dated December 1, 2004 and released on the same day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 1, 2004            Chembio Diagnostics, Inc.

                               By:   /s/ Lawrence A. Siebert
                           Lawrence A. Siebert
                          Chief Executive Officer